the movie studio™

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.

NUMBER

SHARES

THIS CERTIFIES THAT

SEE REVERSE FOR CERTAIN DEFINITIONS

SPECIMEN

IS THE RECORD HOLDER OF

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF
THE MOVIE STUDIO, INC.

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are subject to the laws of the State of Delaware, and to the Articles of Incorporation and Bylaws of the Corporation, as now or hereafter amended. This certificate is not valid unless countersigned by the Transfer Agent.

WITNESS the facsimile seal of the Corporation and the signature of its duly authorized officers.

DATED

THE MOVIE STUDIO INC.
CORPORATE
Seal
DELAWARE

SECRETARY

PRESIDENT & CEO

COUNTERSIGNED
PACIFIC STOCK TRANSFER COMPANY
Las Vegas, Nevada

AUTHORIZED SIGNATURE